Exhibit 23.1

Consent of Independent Registered Public Accounting Firm—Ernst & Young Sp. z o. o.

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-129073) of Central European Distribution Corporation,
(2)	Registration Statement (Form S-3 No. 333-138809) of Central European Distribution Corporation,
(3)	Registration Statement (Form S-3 No. 333-173016) of Central European Distribution Corporation, and
(4)	Registration Statement (Form S-8 No. 333-146375)

of our report dated February 29, 2012, with respect to the consolidated financial statements and schedules of Central European Distribution Corporation and the effectiveness of internal control over financial reporting of Central European Distribution Corporation included in this Annual Report (Form 10-K) of Central European Distribution Corporation for the year ended December 31, 2011.

/s/ Ernst & Young sp. z o.o.

Warsaw, Poland

February 29, 2012